Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S

SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF

THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, ConocoPhillips

had two classes of securities registered under

Section
12 of the Securities Exchange Act of 1934, as

amended:

our common stock and the 7% Debentures
due 2029 issued by ConocoPhillips Company, as successor to Phillips Petroleum

Company (the “2029
Debentures”). Unless the context otherwise requires,

references to “ConocoPhillips,” “us,” “we”

and
“our” are solely to ConocoPhillips and not to any of

its subsidiaries or affiliates, and references to
“CPCo” refer solely to ConocoPhillips Company, and not any of its subsidiaries or affiliates.
DESCRIPTION OF CAPITAL STOCK

The following summary description of our common

stock is based upon our certificate of
incorporation and bylaws and applicable provisions

of the law.

The summary is not complete and is
subject to and qualified in its entirety by reference

to the complete text of our certificate

of
incorporation and bylaws, which are filed as

exhibits to this Annual Report on Form

10-K. You
should read those documents for provisions

that may be important to you.
Authorized Capital Stock

We are authorized to issue 2.5 billion shares of common stock, par value $0.01 per share, and
500 million shares of preferred stock, par value

$0.01 per share.

As of December 31, 2019, there were
1,084,868,389 shares of common stock issued and

outstanding and no shares of preferred stock

issued
and outstanding.
Common Stock

Each holder of our common stock is entitled

to one vote per share in the election of directors

and
on all other matters submitted to the vote of

our stockholders. However, except as otherwise required
by law, holders of our common stock are not entitled to vote on any amendment to our certificate of
incorporation that relates solely to the terms of

any series of our preferred stock if holders

of our
preferred stock are entitled to vote on the amendment

under our certificate of incorporation or
Delaware law. There are no cumulative voting rights, meaning that the holders of a majority of the
shares of our common stock voting for the election

of directors can elect all of the directors

standing
for election.

Subject to the rights of the holders of any

series of our preferred stock that may be

outstanding
from time to time, each share of our common stock

will have an equal and ratable right to receive
dividends as may be declared by the our board of

directors out of funds legally available for

the
payment of dividends, and, in the event of

our liquidation, dissolution or winding up,

will be entitled
to share equally and ratably in the assets available

for distribution to our stockholders. No holder

of
our common stock will have any preemptive

or other subscription rights to purchase or subscribe

for
any of our securities. In addition, holders of our

common stock have no conversion rights,

and there
are no redemption or sinking fund provisions applicable

to our common stock.

Our common stock is traded on the New York Stock Exchange under the trading symbol "COP."
The transfer agent for our common stock is

Computershare Shareowner Services LLC.

Exhibit 4.1

Anti-Takeover Provisions of ConocoPhillips' Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain

provisions that could delay or make more
difficult the acquisition of control of us through a hostile tender offer, open market purchases, proxy
contest, merger or other takeover attempt that a stockholder might consider in his or her best interest,
including those attempts that might result in

a premium over the market price of our common

stock.
Authorized but Unissued Stock

We have 2.5 billion authorized shares of common stock and 500 million authorized shares of
preferred stock. One of the consequences of our

authorized but unissued common stock and
undesignated preferred stock may be to enable our

board of directors to make more difficult or to
discourage an attempt to obtain control of us.

If, in the exercise of its fiduciary obligations,

our board
of directors determined that a takeover proposal

was not in our best interest, our board of directors
could authorize the issuance of those shares

without stockholder approval, subject to limits

imposed
by the New York Stock Exchange. The shares could be issued in one or more transactions that might
prevent or make the completion of a proposed change

of control transaction more difficult or costly
by:
•

diluting the voting or other rights of the proposed

acquiror or insurgent stockholder
group;
•

creating a substantial voting block in institutional

or other hands that might undertake to
support the position of the incumbent board; or
•

effecting an acquisition that might complicate or preclude

the takeover.

In this regard, our certificate of incorporation

grants our board of directors broad power to
establish the rights and preferences of the authorized

and unissued preferred stock. Our board

of
directors could establish one or more series of preferred

stock that entitle holders to:
•

vote separately as a class on any proposed merger or consolidation;
•

cast a proportionately larger vote together with our common

stock on any transaction or
for all purposes;
•

elect directors having terms of office or voting rights

greater than those of other directors;
•

convert preferred stock into a greater number

of shares of our common stock or other
securities;
•

demand redemption at a specified price under prescribed

circumstances related to a
change of control of us; or
•

exercise other rights designed to impede a takeover.
Stockholder Action by Written Consent; Special Meetings of Stockholders
Our certificate of incorporation provides that

no action that is required or permitted to be taken

by
stockholders at any annual or special meeting

may be taken by written consent of stockholders in

lieu
of a meeting, and that special meetings of stockholders

may be called only by our board of directors

or
the chairman of the board.
Advance Notice Procedure for Director

Nominations and Stockholder Proposals; Proxy

Access
Our bylaws provide the manner in which stockholders

may give notice of stockholder nominations
and other business to be brought before an annual

meeting. In general, to bring a matter before an
annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed
matter or nomination not less than 90 and not more

than 120 days prior to the first anniversary date of
the immediately preceding meeting. If the annual

meeting is not within 30 days before or after

the

Exhibit 4.1

anniversary date of the preceding annual meeting,

the stockholder notice must be received not

earlier
than the 120th day prior to the date of such annual

meeting and not later than the close of business

on
the later of (1) 90 days prior to the date of the

annual meeting or (2) if the first public

announcement
of the date of such annual meeting is less

than 100 days prior to the date of the annual

meeting, the
close of business on the 10th day following the day

on which notice of the annual meeting was mailed
or first publicly disclosed.

In addition to the director nomination provisions

described above, our bylaws contain

a “proxy
access” provision that provides that any stockholder

or group of up to twenty stockholders who have
owned 3% or more of our outstanding common stock

continuously for at least three years to nominate
and include in our proxy materials director

candidates constituting up to 20% of our board

of directors
or two directors, whichever is greater, provided that the stockholders and the nominees satisfy the
eligibility requirements specified in our bylaws.

A stockholder proposing to nominate a person for
election to our board of directors through the proxy

access provision must provide us

with a notice
requesting the inclusion of the director nominee in

our proxy materials and other required information
not less than 120 days nor more than 150 days

prior to the first anniversary of the date on

which we
first mail our proxy materials for the preceding

year's annual meeting of stockholders.

In addition, an
eligible stockholder may include a written statement

of not more than 500 words supporting

the
candidacy of such stockholder nominee. The complete

proxy access provision for director
nominations are set forth in our bylaws.

These procedures may limit the ability of stockholders

to nominate candidates for director and
bring other business before a stockholders meeting,

including the consideration of any transaction

that
could result in a change of control and that might

result in a premium to our stockholders.
Fair Price Provision

Our certificate of incorporation requires that specified

business combinations involving a person
or entity that beneficially owns 15% or more of

the outstanding shares of our voting stock

or that is an
affiliate of that person, which we refer to as a related person,

must be approved by (1) at least 80% of
the votes entitled to be cast by the voting stock

and (2) at least 66
2
/3% of the votes entitled to be cast
by the voting stock other than voting stock owned

by the related person. These supermajority
requirements do not apply if:
•

a majority of the directors who are unaffiliated with the

related person and who were in
office before the related person became a related person

approve the transaction; or
•

specified fair price conditions are met that

in general provide that the payment received
by the stockholders in the business combination

is not less than the amount the related
person paid or agreed to pay for any shares of our

voting stock acquired within one year
of the business combination.
Amendment of Certificate of Incorporation

and Bylaws

Amendments to our certificate of incorporation

generally must be approved by our board of
directors and by a majority of the outstanding

stock entitled to vote on the amendment,

and, if
applicable, by majority of the outstanding stock

of each class or series entitled to vote on the
amendment as a class or series.

Under our certificate of incorporation, the affirmative

vote of shares representing not less than
80% of the votes entitled to be cast by the voting

stock is required to alter, amend or adopt any
provision inconsistent with or repeal the provisions

that, among others, (1) control the constitution

of
our board of directors, (2) deny stockholders the

right to call a special meeting or to act

by written

Exhibit 4.1

consent, (3) limit or eliminate the liability

of our directors and (4) set the 80% supermajority

threshold
applicable with respect to the provisions above.

Additionally, the affirmative vote of shares representing (1) not less than 80% of the votes
entitled to be cast by the voting stock, voting together

as a single class, and (2) not less than 66
2
/3% of
the votes entitled to be cast by the voting stock

not owned, directly or indirectly, by any related person
is required to amend, repeal, or adopt any provisions

inconsistent with, the fair price provision
described above.

Our bylaws have similar supermajority vote requirements

for provisions relating to, among
others, special stockholder meetings; prohibition

on action by stockholder written consent;

nominating
directors and bringing business before an annual

stockholder meeting; the number, classification and
qualification of directors; filling vacancies

on the board of directors; and removing directors.
Limitation of Liability of Directors

To the fullest extent permitted by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for breach

of fiduciary duty as a director. Delaware law
currently permits the elimination of all liability

for breach of fiduciary duty, except liability:
•

for any breach of the duty of loyalty to us or our

stockholders;
•

for acts or omissions not in good faith or involving

intentional misconduct or a knowing
violation of law;
•

for unlawful payment of a dividend or unlawful stock

purchases or redemptions; and
•

for any transaction from which the director derived

an improper personal benefit.

As a result, neither us nor our stockholders

have the right, through stockholders' derivative

suits
on our behalf, to recover monetary damages

against a director for breach of fiduciary

duty as a
director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Delaware Anti-Takeover Law

We are a Delaware corporation and is subject to Section 203 of the Delaware General
Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested
stockholder,” which is defined generally as a person owning 15% or more of a corporation's voting
stock, or any affiliate or associate of that person, from engaging in a broad range of “business
combinations” with the corporation for three years

after becoming an interested stockholder

unless:
•

the board of directors of the corporation had

previously approved either the business
combination or the transaction that resulted in

the stockholder's becoming an interested
stockholder;
•

upon completion of the transaction that resulted

in the stockholder's becoming an
interested stockholder, that person owned at least 85% of the voting stock of the
corporation outstanding at the time the transaction

commenced, excluding shares owned
by persons who are directors and also officers and shares

owned in employee stock plans
in which participants do not have the right to determine

confidentially whether shares
held subject to the plan will be tendered in a tender

or exchange offer; or
•

following the transaction in which that person became

an interested stockholder, the
business combination is approved by the board of

directors of the corporation and holders
of at least two-thirds of the outstanding voting stock

not owned by the interested
stockholder.

Exhibit 4.1

Under Section 203, the restrictions described

above also do not apply to specific business
combinations proposed by an interested stockholder

following the announcement or notification

of
designated extraordinary transactions involving the corporation and a person who had not been an
interested stockholder during the previous three

years or who became an interested stockholder

with
the approval of a majority of the corporation's

directors, if such extraordinary transaction is

approved
or not opposed by a majority of the directors who

were directors prior to any person becoming an
interested stockholder during the previous three

years or were recommended for election or elected

to
succeed such directors by a majority of such

directors.

Section 203 may make it more difficult for a person

who would be an interested stockholder to
effect various business combinations with a corporation

for a three-year period.
DESCRIPTION OF THE 2029 DEBENTURES

The following description of the 2029 Debentures

is a summary and does not purport to

be
complete.

It is subject to and qualified in its entirety

by reference to the Indenture, dated September
15, 1990 (the “Indenture”), as supplemented by

Supplemental Indenture No. 1, dated May

23, 1991,
and the Supplement, dated September 9, 2002 (together

with the Indenture, the “Senior Indenture”),
between CPCo (as successor to Phillips Petroleum

Company) and U.S. Bank National Association,
formerly First Trust National Association (as successor to

Continental Bank, National Association), as
trustee, forms of which are available from us

upon request.

The 2029 Debentures are traded on the
NYSE Stock Exchange under CUSIP No. 718507BK1.

You

should read the Senior Indenture for
provisions that may be important to you.

Interest and Maturity
The 2029 Debentures were initially issued

in aggregate principal amount of $200,000,000

and bear
interest at the rate of 7% per year. The maturity date of the 2029 Debentures is March 30, 2029.

Interest on the 2029 Debentures are payable semiannually

on March 30 and September 30 of each
year, commencing September 30, 1999, to the holders of record of the 2029 Debentures at the close of
business on the preceding March 15 or September

15, whether or not that day is a business day. All
payments of interest and principal are payable in

United States dollars.

Principal and interest on the 2029 Debentures are

payable, and the 2029 Debentures may

be presented
for transfer and exchange, at the corporate trust

office or agency of the trustee in New York, New
York or Chicago, Illinois.

Payment of interest may also be made by check

mailed to the registered
holders, at our option.

Ranking; Guarantees
The 2029 Debentures are senior unsecured obligations

of CPCo and rank equally in right of payment
to all of CPCo’s other unsecured senior indebtedness. The 2029 Debentures are not be entitled to the
benefit of any sinking fund. ConocoPhillips   has fully and unconditionally guaranteed, on a senior
unsecured basis, the full and prompt payment of the

principal of and interest on the 2029 Debentures,
when and as they be become due and payable,

whether at maturity or otherwise.

Optional Redemption

At CPCo’s option, CPCo may redeem the 2029 Debentures, in whole or in part, at any time or from
time to time at a redemption price equal to the greater

of (i) 100 percent of the principal amount of the
2029 Debentures to be redeemed, and (ii) the sum

of the present values of the remaining scheduled
payment of principal and interest on the 2029

Debentures to be redeemed (not including any portion
of such payments of interest accrued as of the date

of redemption) discounted to the date

of

Exhibit 4.1

redemption on a semi-annual basis (assuming

a 360-day year consisting of twelve 30-day

months) at
the Adjusted Treasury Rate (as defined below) plus 25 basis

points for the 2029 Debentures, as
determined by the Quotation Agent (as defined below),

in each case, plus accrued interest thereon

to
the date of redemption.

Notice of any redemption must be mailed at least

30 days but not more than 60 days before

the
redemption date to each holder of the 2029

Debentures to be redeemed. Unless CPCo defaults

in
payment of the redemption price, on and after

the redemption date, interest will cease to accrue on

the
2029 Debentures or portions thereof called for

redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the
semi-annual equivalent yield to maturity of

the Comparable Treasury Issue, assuming a price for the
Comparable Treasury Issue (expressed as a percentage of

its principal amount) equal to the
Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation
Agent as having a maturity comparable to the

remaining term of the 2029 Debentures to

be redeemed
that would be utilized, at the time of selection

and in accordance with customary financial practice,

in
pricing new issues of corporate debt securities of

comparable maturity to the remaining term

of the
2029 Debentures.

“Comparable Treasury Price” means, with respect to any

redemption date, (i) the average of the
Reference Treasury-Dealer Quotations for such redemption date,

after excluding the highest and
lowest of
such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such
Reference
Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by CPCo.

“Reference Treasury Dealer” means (i) each of Merrill

Lynch, Pierce, Fenner & Smith Incorporated,
Chase Securities Inc., Goldman, Sachs & Co.

and J.P.

Morgan Securities Inc. and their respective
successors;
provided, however, that if any of the foregoing shall cease to be a primary

U.S. Government securities
dealer
in New York City (a "Primary Treasury Dealer"), CPCo shall substitute therefor another Primary
Treasury
Dealer, and (ii) any other Primary Treasury Dealer selected by CPCo.

“Reference Treasury Dealer Quotations” means, with respect

to each Reference Treasury Dealer and
any
redemption date, the average, as determined by

CPCo, of the bid and asked prices for the Comparable
Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the
trustee by such Reference Treasury Dealer at 5:00 p.m., New

York City time, on the third business
day preceding such
redemption date.

Certain Covenants
Limitation on Liens
CPCo will not, and will not permit any Restricted

Subsidiary (as defined below) to, incur, issue,
assume or guarantee any indebtedness for borrowed

money secured by a mortgage, pledge or other
lien (“Mortgage”) on any Restricted Property

(as defined below), or on any shares of stock or

Exhibit 4.1

indebtedness of a Restricted Subsidiary, without providing that the 2029 Debentures shall be secured
equally and ratably with (or prior to) such secured

indebtedness, unless after giving effect thereto

the
aggregate amount of all such indebtedness so

secured (other than indebtedness secured by excepted
Mortgages referred to in the following sentence),

together with all CPCo’s Attributable Debt (as
defined below) and CPCo’s Restricted Subsidiaries in respect of sale and leaseback transactions
involving Restricted Property, except sale and leaseback transactions, the proceeds of which are
applied to the retirement of funded debt, would not

exceed 10 percent of Consolidated Adjusted

Net
Assets (as defined below) as shown on CPCo’s latest audited consolidated financial statements. This
restriction will not apply to (a) Mortgages on property

of, or on any shares of stock or indebtedness

of,
any corporation existing at the time such corporation

becomes a Subsidiary (as defined below), (b)
Mortgages on property existing at the time

of acquisition thereof (including acquisition

through
merger or consolidation) or to secure the payment of all

or any part of the purchase price or
construction cost thereof or to secure any indebtedness

incurred prior to, at the time of, or within six
months after such acquisition or completion of such

property for the purpose of financing

all or any
part of the purchase price or construction cost thereof,

(c) Mortgages on substantially unimproved
property to secure the cost of exploration, drilling

or development of, or improvements to, such
property, and (d) Mortgages in favor of CPCo or a Restricted Subsidiary, and will not apply to any extension, renewal or replacement of any

Mortgage referred to in the foregoing clauses

(a) through
(d), inclusive. The following types of transactions

are not deemed to create indebtedness

secured by
Mortgage (a) the sale or transfer of crude oil, natural

gas or natural gas liquids in place for a period

of
time until, or in an amount such that, the purchaser

will realize there from a specified amount of
money or of such oil, gas or gas liquids, or any

other interest in property commonly referred

to as a
"production payment,” and (b) the Mortgage

of any property of CPCo or any Subsidiary

in favor of
governmental bodies to secure partial progress,

advance or other payments to CPCo or

any Subsidiary
pursuant to any contract or statute, or the Mortgage

of any property to secure indebtedness of the
pollution control or industrial revenue bond type.
Limitation on Sales and Leasebacks
Neither CPCo nor any Restricted Subsidiary may

enter into any sale and leaseback transaction
involving any Restricted Property which has been

owned or operated by CPCo or such

Restricted
Subsidiary for more than six months unless (a)

CPCo or such Restricted Subsidiary could

mortgage
such property in an amount equal to the

Attributable Debt with respect to the sale and leaseback
transaction without equally and ratably securing

the 2029 Debentures, (b) since the date

of the Senior
Indenture and within a period commencing

12 months prior to the consummation of the

sale and
leaseback transaction and ending 12 months after

the consummation of such sale and leaseback
transaction, CPCo or any Restricted Subsidiary

has expended or will expend for any Restricted
Property an amount equal to (i) the greater

of (x) the net proceeds of such sale and leaseback
transaction and (y) the fair market value of the

Restricted Property so leased at the time

of entering
into such transaction, as determined by CPCo’s board of directors

(the greater of the sums specified in
clauses (x) and (y) being referred to herein as the

"Net Proceeds of such transaction"), and CPCo
elects to designate such amount as satisfying

any obligation it would otherwise have under

clause (c)
hereof, or (ii) a part of the Net Proceeds of such

transaction and CPCo elects to designate

such amount
as satisfying part of the obligation it would otherwise

have under clause (c) hereof and applies

an
amount equal to the remainder of such Net Proceeds

as provided in clause (c) hereof, or (c) CPCo,
within 12 months of the consummation of any

such sale and leaseback transaction, applies

an amount
equal to the Net Proceeds of such transaction (less

any amount elected under clause (b) hereof)

to the
retirement of certain funded indebtedness of CPCo

ranking on a parity with the 2029 Debentures.

This
restriction will not apply to certain sale and leaseback

transactions (a) between CPCo and a Restricted
Subsidiary or between Restricted Subsidiaries,

or (b) involving the taking back of a lease

for a period
of less than three years.

Exhibit 4.1

Limitations on Mergers and Sales of Assets

Neither the Senior Indenture nor the 2029 Debentures

contain covenants or other provisions to afford
protection to the holders of the 2029 Debentures in

the event of a recapitalization, holding

company
merger, or other transaction (leverage or otherwise) with CPCo, CPCo’s management or affiliates, except to the limited extent described below.
CPCo may not consolidate with, or merge into, any corporation or convey or transfer its properties
and assets substantially as an entirety to any person

unless the successor entity shall be a corporation
organized under the laws of the United States or any

state or the District of Columbia and shall
expressly assume CPCo’s obligations under the Senior Indenture. If, upon any such consolidation,
merger, conveyance or transfer of CPCo with or into any person or of any

Restricted Subsidiary with
or to any other Subsidiary, any Restricted Property of CPCo or of any Restricted

Subsidiary or any
shares of stock or indebtedness of any Restricted

Subsidiary would thereupon become subject

to any
Mortgage (other than a Mortgage permitted under

the limitation on liens described above, without
CPCo having to secure the 2029 Debentures equally

and ratably), CPCo will secure the 2029
Debentures (together with, if CPCo shall so

determine, other securities ranking on a parity

with the
2029 Debentures) prior to all liens other than any

theretofore existing.
Definitions
“Attributable Debt” is defined to mean the total

net amount of rent (discounted at the rate

per annum
indicated in the Senior Indenture) required to

be paid during the remaining term of any

lease.

“Consolidated Adjusted Net Assets” is defined to mean

the total amount of assets after deducting
therefrom (a) all current liabilities (excluding

any thereof which are by their terms extendible

or
renewable at the option of the obligor thereon to

a time more than twelve months after the time

as of
which the amount thereof is being computed), and

(b) total prepaid expenses and deferred charges.

“Restricted Property” is defined to mean (a) any interest

in property located in the United States
(including any interest in property located off the coast

of the United States operated pursuant

to
leases from any governmental body) which is producing

crude oil, natural gas or natural gas liquids in
paying quantitates, or (b) any refining or manufacturing

plant located in the United States, except (i)
related transportation or marketing facilities,

or (ii) any refining or manufacturing plant or portion
thereof which, in the opinion of CPCo’s board of directors, is not a principal plant in relation to
CPCo’s activities and Restricted Subsidiaries as a whole.

“Restricted Subsidiary” is defined to mean any

Subsidiary which owns a Restricted Property

if
substantially all of the tangible property in

which such Subsidiary has an interest in (a) is

located in
the United States, or (b) is located off the coast of the United

States and is operated pursuant to leases
from any governmental body.

“Subsidiary” is defined to mean a corporation,

a majority of the outstanding voting stock

of which is
owned, directly or indirectly, by CPCo or by one or more other Subsidiaries,

or by CPCo and one or
more other Subsidiaries.

Exhibit 4.1

Modifications of the Senior Indenture
The Senior Indenture contains provisions permitting

CPCo and the trustee, with the consent of

the
holders of not less than 66⅔ percent-in principal

amount of the 2029 Debentures at the time
outstanding, to modify the Senior Indenture or

any supplemental indenture, or the rights

of the holders
of the 2029 Debentures; provided that no such modification

shall (i) extend the fixed maturity of the
2029 Debentures, or reduce the principal amount

thereof (including in the case of a discounted
security the amount payable thereon in the event

of acceleration or the amount provable in
bankruptcy) or any redemption premium thereon,

or reduce the rate or extend the time of payment of
interest thereon, or make the principal of, or interest

or premium on, the 2029 Debentures payable

in
any coin or currency other than that provided in

the 2029 Debentures, or impair or affect the right

of
any 2029 Debentures holder to institute

suit for the payment thereof or the right of prepayment,

if any,
at the option of the holder, without the consent of the holder of each 2029 Debentures so affected, or
(ii) reduce the aforesaid percentage of 2029 Debentures

the consent of the holders of which is required
for any such modification.
Events of Default
An Event of Default is defined in the Senior Indenture

as being:

●

Default for 30 days in payment of any interest

on the 2029 Debentures;

●

Default in payment of principal and premium of

the 2029 Debentures as and when the

same
shall become due and payable either at maturity, upon redemption, by declaration

or
otherwise;
●

Default by CPCo in the performance of any other

of the covenants or agreements in the
Senior Indenture which shall not have been remedied

for a period of 90 days after notice; or

●

Certain events of bankruptcy, insolvency, and reorganization of CPCo.

The Senior Indenture provides that the trustee

may withhold notice to the holders of the 2029
Debentures of any default (except in payment

of principal or of interest or premium on the 2029
Debentures) if the trustee considers it in

the interest of the holders to do so.
If an Event of Default due to the default in the

payment of principal, interest or premium,

if any, on
the 2029 Debentures shall have occurred and

be continuing, either the trustee or the holders

of 25
percent in principal amount of the 2029 Debentures

affected thereby then outstanding may declare the
principal of all such 2029 Debentures to be

due and payable immediately. If an Event of Default
resulting from default in performance of any other

of the covenants or agreements in the

Senior
Indenture or certain events of bankruptcy, insolvency and reorganization of CPCo, either the trustee or
the holders of 25 percent in principal amount of all

2029 Debentures then outstanding may

declare the
principal of all 2029 Debentures to be due and

payable immediately, but upon certain conditions such
declarations may be annulled and past defaults

may be waived (except defaults in payment

of
principal of or interest or premium on the 2029

Debentures) by the holders of a majority in

principal
amount of the 2029 Debentures then outstanding.

The holders of a majority in principal amount

of the 2029 Debentures affected and then outstanding
shall have the right to direct the time, method

and place of conducting any proceeding for any remedy
available to the trustee under the Senior Indenture,

provided that holders of the 2029 Debentures
  have
offered to the trustee reasonable indemnity against expenses and liabilities.

Defeasance

The

Senior

Indenture

provides

that

CPCo,

at

its

option:

(a)

will

be

discharged

from

any

and

all
obligations in respect of the

2029 Debentures (except for certain

obligations to register the transfer

or

Exhibit 4.1

exchange

of

2029

Debentures,

replace

stolen,

lost

or

mutilated

2029

Debentures,

maintain

paying
agencies and

hold moneys

for payment

in trust)

or (b)

need not

comply with

certain restrictive

covenants
of the Senior Indenture (including those described herein), in each case if CPCo deposits, in trust with the trustee or the defeasance agent, money or U.S. government obligations which through the payment of interest

thereon and

principal thereof

in accordance

with their

terms will

provide money, in

an amount
sufficient to pay all the principal (including

any mandatory sinking fund payments)

of, and interest and
premium, if any,

on, the 2029

Debentures on the

dates such payments are

due in accordance

with the
terms of such 2029 Debentures.

Governing Law

The Senior Indenture and the 2029 Debentures are

governed by the internal law of the State of

New
York.